Exhibit 2.01

                           MUTUAL RESCISSION AGREEMENT

      This MUTUAL RESCISSION AGREEMENT (this "AGREEMENT") is entered into as of October 14, 2004, by and between NuWay Medical, Inc., a Delaware corporation ("NMED"); Eduardo A. Ruiz, an individual residing in Florida ("E-RUIZ"); Luis A. Ruiz, an individual residing in Florida ("L-RUIZ"); and Premium Medical Group, Inc., a Florida corporation ("PREMIUM MEDICAL GROUP"). In this Agreement, E-Ruiz and L-Ruiz are collectively referred to as "PMG SHAREHOLDERS".

                                    RECITALS

      WHEREAS, the Parties entered into a Stock Purchase Agreement as of January 30, 2004 (the "PURCHASE AGREEMENT"), whereby NMED agreed to purchase one hundred percent of the issued and outstanding stock (the "PMG SHARES") of Premium
Medical Group, a medical supply company, from L-Ruiz and E-Ruiz (the "TRANSACTION"), with the effect to make Premium Medical Group a wholly owned subsidiary of NMED;

      WHEREAS, in exchange for the PMG Shares, the PMG Shareholders were entitled to receive from NMED 30,000,000 shares of NMED's common stock (the "NMED SHARES"), with a right to receive additional shares (or have shares subtracted from the 30,000,000 amount) depending on the revenue generated by Premium Medical Group during the one year following the closing of the Transaction;

      WHEREAS, a condition precedent to each party's obligation to close the Transaction was the delivery of the PMG Shares to NMED and the NMED Shares to the Premium Medical Group shareholders (E-Ruiz and L-Ruiz), which condition was never met in that neither party delivered the required share certificates;

      WHEREAS, subsequent to the Transaction date, Premium Medical Group failed to engage an auditor to perform an audit of its books and records in accordance with the requirements of Form 8-K, Item 7, as then in effect, and NMED did not have the financial resources to pay for such engagement, and thus the audit was never performed, and the amended Form 8-K was never filed;

      WHEREAS, the Parties never fully consummated the Transaction, in that, in addition to the above, the Parties never consolidated their operations, NMED never appointed management or otherwise managed the affairs of Premium Medical Group, and NMED never exercised any rights or powers (or received any benefits) due a shareholder of a corporation; and

      WHEREAS, given the foregoing, the Parties have determined that it is in the best interest of the Parties mutually to rescind the Purchase Agreement and return the Parties to their respective positions prior to the Transaction.

      NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NMED, the PMG Shareholders, and Premium Medical Group agree as follows:

ARTICLE I
MUTUAL RESCISSION

      1.1 Authority. Each party has the authority to enter into, execute and deliver this Agreement and any other instruments and agreements required to be executed and delivered pursuant to this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding obligation of each party, enforceable in accordance with its terms.

      1.2. Rescission. The Purchase Agreement and all agreements entered into by and among the Parties in connection therewith are hereby retroactively rescinded and terminated as of January 31, 2004, are of no force or effect as if each of the same had never been executed and delivered, and each of the Parties to this Agreement will be restored to the position it was in immediately before each of such agreements was executed, with respect to the NMED Shares, the PMG Shares, and Premium Medical Group, in the manner and on the terms set forth hereinbelow.

      1.3. Waiver of Right to receive Shares. Subject to the terms and conditions set forth in this Agreement, (i) NMED hereby forever waives any right to receive the PMG Shares from the PMG Shareholders, and (ii) the PMG Shareholders hereby waive any right to receive the NMED Shares from NMED.

      1.4. Board Resignation. Effective as of the date of this Agreement, Luis Ruiz shall have resigned from the board of directors of NMED.

      1.5. No Assignment. Each of the Parties to this Agreement represents and warrants that he/she/it has not assigned or transferred or purported to assign or transfer, voluntarily or involuntarily, or by operation of law, any matters released pursuant to this Agreement or any portion of it, or any interest in the Purchase Agreement or any agreements entered into in connection therewith, or the NMED Shares or the PMG Shares. The Parties each further represent and warrant that none of the NMED Shares or PMG Shares are subject to any lien, claim, charge, encumbrance, pledge, security interest or claim of others.

      1.6. Section 16 Reports. Each of L-Ruiz and E-Ruiz shall file any necessary reports (or amend any existing reports) pursuant to Section 16 of the Securities Exchange Act of 1934 reflect the terms of this Agreement.

      1.7 Covenant to Cooperate with Audit if Necessary. Premium Medical Group, and the PMG Shareholders, hereby covenant and agree to use their maximum best efforts to cooperate with NMED and provide NMED any necessary documentation and/or records and/or information to assist NMED in any filing or disclosure matter required by the Securities and Exchange Commission or Federal/State law, including but not limited to any exhibits required by Item 9.01 in Form 8-K (audited financial statements of Premium Medical Group). NMED shall be solely responsible to bear the expense of any required fees paid to an auditing firm.

      1.8 Covenant to File Appropriate Documentation with Florida Secretary of State. Each party shall mutually cooperate and file any documents deemed necessary to be filed with the Florida Secretary of State.

      1.9 Release. Each of the Parties hereby forever discharge and release each other party, and each of its past and present employees, agents, executors, administrators, trustees, representatives, assigns, subsidiaries, parents, affiliates, predecessors, successors and related entities, from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which as of the effective date of this Agreement, each of the parties has, had, may cause to have or may claim against each other party in any way arising out of, based on, connected with or incidental to any debts, duties or liabilities concerning the Transaction, the Purchase Agreement or any agreements executed in connection therewith.

            (a) Waiver of Unknown Claims. The Parties understand and agree that their respective releases set forth above extend to all claims of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected and any and all rights under the provisions of Section 1542 of the Civil Code of California or under any comparable statute of any other jurisdiction. The Parties expressly acknowledge that they are familiar with and expressly waive and relinquish every right or benefit they have or may have under the provisions of Section 1542 of the Civil Code of California which reads as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


ARTICLE II
INDEMNIFICATION OBLIGATIONS

      2.1 Indemnification by NMED. In addition to any other remedies available under applicable law, NMED will indemnify, defend, and hold harmless Premium Medical Group and the PMG Shareholders (collectively, "PMG") and its officers, directors, managers, employees and consultants (collectively, the "PMG INDEMNITEES") against and in respect of any and all claims, demands, losses, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees (collectively, "LOSSES") that the PMG Indemnitees will incur or suffer after the effective date of this Agreement and which arise out of (i) the incorrectness, untruth, or breach of any warranty, representation or covenant made in this Agreement by NMED and (ii) any liabilities of, or claims against, NMED and/or PMG related to the business of NMED that are not the result of negligence or intentional misconduct of the PMG Indemnitees.

      2.2 Indemnification by PMG. In addition to any other remedies available under applicable law, PMG shall indemnify, defend, and hold harmless NMED and its officers, directors, managers, employees and consultants (collectively, the "NMED INDEMNITEES") against and in respect of any and all Losses that the NMED Indemnitees shall incur or suffer after the effective date of this Agreement and which arise out of (i) the incorrectness, untruth, or breach of any warranty, representation or covenant made in this Agreement by PMG or (ii) any liabilities of, or claims against PMG and/or NMED related to the business of Premium Medical Group arising from events that were not a result of negligence or intentional misconduct of the NMED Indemnitees.

      2.3. Indemnification Procedures for Third Party Claims.

      (a) Promptly after receipt by any person entitled to indemnification hereunder (an "INDEMNIFIED PARTY") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "THIRD PARTY ACTION"), the indemnified party shall notify the person that is obligated to provide such indemnification (the "INDEMNIFYING PARTY") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party hereunder, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

      (b) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;

      (c) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

      (d) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

      (e) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith. After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the indemnifying party shall not be liable to such indemnified party hereunder for any legal expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 2.3, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party in accordance with this Section 2.3. The reimbursement of fees, costs and expenses required by this Section
            2.3 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

      (f) If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which cause in good faith it to believe that it is entitled to indemnification hereunder then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party hereunder, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

      2.4. Indemnification Procedures for Other Claims. A claim for indemnification for any matter not involving a Third Party Action may be asserted by notice from the indemnified party to the indemnifying party made promptly after the discovery by the indemnified party of the matter giving rise to the claim, but in no event more than ninety (90) days after discovery thereof. Such notice shall be in writing and shall set forth in reasonable detail the nature of and basis for the claim.


ARTICLE III
GENERAL PROVISIONS

      3.1. Survival. The representations and warranties made by the parties hereto in this Agreement, and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

      3.2. Further Assurances. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

      3.3. Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.


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

      3.4. Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

      3.5. Entire Agreement; Waivers. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties, and this Agreement supersedes in their entirety any and all prior verbal or written agreements pertaining to the subject matter hereof, including, without limitation, any letter of intent. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      3.6. Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

      3.7. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

      3.8. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:



To Seller:        Premium Medical Group, Inc.,
                  7500 NW 54 ST
                  Miami, FL 33166

To Buyer:         NuWay Medical, Inc.
                  2603 Main Street, Suite 1150
                  Irvine, CA 92614

Any party may change his or its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

         3.9. Attorneys' Fees. In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees whether or not the action or proceeding proceeds to final judgment.

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

      3.10. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby knowingly and voluntarily waives and relinquishes any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement.

      3.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Mutual Rescission Agreement effective on the day and year first indicated above.

Dated: October 13, 2004                    NUWAY MEDICAL, INC.

                                           /s/ Dennis Calvert
                                           -----------------------------
                                           Dennis Calvert, President


Dated: October 14, 2004                    PREMIUM MEDICAL GROUP, INC.

                                           /s/ Luis A. Ruiz
                                           -----------------------------
                                           Luis A. Ruiz, President

Dated: October 14, 2004                    EDUARDO A. RUIZ, an individual

                                           /s/ Eduardo Ruiz
                                           -----------------------------

Dated: October 14, 2004                    LUIS A. RUIZ, an individual

                                           /s/ Luis A. Ruiz
                                           -----------------------------

State of California

County of _Orange___

BEFORE ME, the undersigned authority, personally appeared Dennis Calvert, authorized agent of NuWay Medical, Inc., who is personally known to me or who has produced CA driver's license (type of identification), who acknowledged that he/she did sign and seal the foregoing instrument for, and on behalf of NuWay Medical, Inc,, being there unto duly authorized by its Board of Directors and that the same is his/her free act and deed.

MY COMMISSION EXPIRES:     6-6-2007         _/s/ Young Chul Park_____________

                                            NOTARY PUBLIC

                                            State of California [Seal]

State of Florida

County of Dade

BEFORE ME, the undersigned authority, personally appeared Luis A. Ruiz, authorized agent of Premium Medical Group, Inc., who is personally known to me or who has produced _______________ (type of identification), who acknowledged that he/she did sign and seal the foregoing instrument for, and on behalf of Premium Medical Group, Inc., being there unto duly authorized by its Board of Directors and that the same is his/her free act and deed.

MY COMMISSION EXPIRES:                      /s/_Aura G. Urbina__________________

                                            NOTARY PUBLIC

                                            State of Florida  [Seal]


State of Florida

County of Dade

BEFORE ME, the undersigned authority, personally appeared Eduardo A. Ruiz, who is personally known to me or who has produced _______________ (type of identification), and who executed and acknowledged the foregoing instrument on __14th_____ day of _October______, 2004_.

MY COMMISSION EXPIRES:                      /s/_Aura G. Urbina__________________

                                            NOTARY PUBLIC

                                            State of Florida  [Seal]



State of Florida

County of Dade

BEFORE ME, the undersigned authority, personally appeared Luis A. Ruiz, who is personally known to me or who has produced _______________ (type of identification), and who executed and acknowledged the foregoing instrument on ____14th___ day of _October__, 200_4.

MY COMMISSION EXPIRES:                      /s/_Aura G. Urbina__________________

                                            NOTARY PUBLIC

                                            State of Florida  [Seal]